Exhibit 99.1

CONTACTS:
(Media):	Bill Mintz	(713) 296-7276
	Robert Dye	(713) 296-6662
(Investor):	Tom Chambers	(713) 296-6685

(Web site):	www.apachecorp.com
FOR RELEASE AT 7:45 A.M. CENTRAL TIME
APACHE REDEEMS $100 MILLION, 5.68% CUMULATIVE PREFERRED STOCK, SERIES B,
AND DEPOSITARY SHARES
HOUSTON, TX, November 27, 2009 — Apache Corporation (NYSE: APA) announced today that it has elected to redeem all $100 million of its outstanding 5.68% Cumulative Preferred Stock, Series B, no par value per share (the “Series B Preferred Stock”), on December 30, 2009 (the “Series B Redemption Date”).
Apache has also authorized Wells Fargo Bank, N.A., as Depositary under the Deposit Agreement dated as of August 25, 1998, to simultaneously redeem all of its Depositary Shares each representing one-tenth of one share of Series B Preferred Stock (CUSIP 037411 40 2) (the “Depositary Shares”) on December 30, 2009 (the “Depositary Shares Redemption Date”). The Depositary Shares, which were issued in book entry form, are not listed on a stock exchange.
Apache ended the third quarter with $1.4 billion in cash on its balance sheet, and debt was 25 percent of total capitalization. By redeeming the $100 million, 5.68% Series B Preferred Stock with cash that is currently invested in short-term U.S. government securities, Apache will further reduce its average cost of funds.
The Series B Preferred Stock will be redeemed at a redemption price of $1,000 per share, plus $9.47 in accrued and unpaid dividends, through the Series B Redemption Date, for an aggregate redemption price of $1,009.47 per share of Series B Preferred Stock. The Depositary Shares will be redeemed at a redemption price of $100 per share, plus $0.947 in accrued and unpaid dividends, through the Depositary Shares Redemption Date, for an aggregate redemption price of $100.947 per Depositary Share. The Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption of the Series B Preferred Stock.
Any questions about the redemption of the Depositary Shares or the Series B Preferred Stock should be directed to Wells Fargo Bank, N.A. by telephone at 1-800-468-9716 or at one of the following addresses:

By Mail to:	By Overnight Courier or Hand Delivery:

Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Actions Department	Corporate Actions Department
P.O. Box 64858	161 North Concord Exchange
St. Paul, MN 55164-0858	South St. Paul, MN 55075
Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina.
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